Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Class A Common Stock, $0.0001 par value per share, of Crescent Acquisition Corp, a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 21st day of June, 2021.

PARK WEST ASSET MANAGEMENT LLC

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

PARK WEST INVESTORS MASTER FUND, LIMITED

By: Park West Asset Management LLC its Investment Manager

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

/s/ Peter S. Park
Peter S. Park